Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Krispy Kreme, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share (“Common Stock”)	Rule 457(h)	2,568,803	$14.61	$37,530,211.83	$0.00014760	$5,539.46

Total Offering Amounts					$37,530,211.83		$5,539.46

Total Fee Offsets							—

Net Fee Due							$5,539.46

(1)

This Registration Statement on Form S-8 covers 2,568,803 shares of Common Stock of the Registrant issuable upon the exercise of options outstanding under the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based on $14.61, which is the weighted-average exercise price for the subject options outstanding under the Plan.